Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED SHARES

OF

AVADEL PHARMACEUTICALS PLC

Avadel Pharmaceuticals plc, an Irish public limited company (the “Company”), does hereby certify that, in accordance with Article 108 of the Articles of Association of the Company (the “Articles of Association”), the following resolution was duly adopted by the Board of Directors of the Company by unanimous written resolution on March 28, 2023:

RESOLVED, that pursuant to the discretionary power granted to and vested in the Board of Directors of the Company in accordance with Article 3(d) of the Articles of Association, there is hereby established a series of the Company’s authorized preferred shares, nominal value US$0.01 per share (the “Preferred Shares”), which series shall be designated as the Series B Non-Voting Convertible Preferred Shares, nominal value US$0.01 per share, of the Company, with the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Association which are applicable to the Preferred Shares of all classes and series) (the “Designation”) as follows:

SERIES B CONVERTIBLE PREFERRED SHARES

SECTION 1. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

“ADS” means an American Depository Share of the Company, each ADS representing one Ordinary Share.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day except Saturday, Sunday, any day which shall be a public holiday in Ireland or a federal legal holiday in the United States or any day on which banking institutions in Dublin or the State of New York are authorized or required by law or other governmental action to close.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series B Preferred Shares and the Company), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board.

“Commission” means the U.S. Securities and Exchange Commission.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean US$8.50, as adjusted pursuant to Section 7 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the Ordinary Shares issuable upon conversion of the Series B Preferred Shares in accordance with the terms of this Designation.

“Distribution” shall have the meaning set forth in Section 7(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” means any holder of Series B Preferred Shares.

“Issuance Date” means April 3, 2023.

“Nasdaq” means the Nasdaq Global Market.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Ordinary Shares” means the Company’s Ordinary Shares, nominal value US$0.01 per share, having the rights and restrictions attaching to them as set out in the Articles of Association, and shares of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Required Holders” means the holders of at a majority of the outstanding Series B Preferred Shares (voting together on an as-converted to Ordinary Shares basis).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Shares” means the Company’s Series A Non-Voting Convertible Preferred Shares, nominal value US$0.01 per share.

“Series B Preferred Shares” means the Company’s Series B Non-Voting Convertible Preferred Shares, nominal value US$0.01 per share.

“Share Delivery Date” shall have the meaning set forth in Section 7(d)(i).

“Trading Day” means a day on which the ADSs are traded for any period on the principal securities exchange or if the ADSs are not traded on a principal securities exchange, on a day that the ADSs are traded on another securities market on which the ADSs are then being traded.

“Voting Limitation” shall have the meaning set forth in Section 4(a).

Unless otherwise defined, capitalized terms shall have the same meaning as ascribed to them in the Articles of Association. A reference to a Section, unless otherwise specified, is a reference to Section of this Designation.

SECTION 2. DESIGNATION, AMOUNT AND NOMINAL VALUE; ASSIGNMENT.

(a)            The series of Preferred Shares designated by this Certificate shall be designated as the Company’s the “Series B Preferred Shares” and the number of shares so designated shall be 4,705,882. Each Series B Preferred Share shall have a nominal value of US$0.01 per share.

(b)            The Company shall register the Series B Preferred Shares in the register of members of the Company (the “Series B Preferred Shares Register”), in the name of the Holders thereof from time to time. The Company may deem and treat the registered Holder of the Series B Preferred Shares as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register the transfer of any Series B Preferred Shares in the Series B Preferred Shares Register, upon if necessary, receipt of duly stamped stock transfer and surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Company at its principal place of business or such other office of the Company as may be designated by the Company. Upon any such registration or transfer, a new certificate evidencing the Series B Preferred Shares so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two (2) Business Days. The provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

SECTION 3. DIVIDENDS. Except for share dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Company shall pay, dividends or distributions on Series B Preferred Shares equal (on an as-if-converted-to-Ordinary Shares basis) to and in the same form as dividends or distributions actually paid on the Ordinary Shares and the Series A Preferred Shares when, as and if such dividends or distributions are paid on the Ordinary Shares and the Series A Preferred Shares. No other dividends or distributions shall be paid on Series B Preferred Shares.

SECTION 4. VOTING RIGHTS.

(a)     Except as otherwise provided herein or as otherwise required by the laws of Ireland, the Series B Preferred Shares shall have no voting rights.

(b)     Protective Provision. At any time when Series B Preferred Shares are outstanding, insofar as not prevented by law, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, alter, or repeal any provision of the Articles of Association or this Certificate in a manner that would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Shares, without (in addition to any other vote required by law or the Articles of Association) the written consent or affirmative vote of the Required Holders, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

SECTION 5. RANK; LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be distributed among the Holders of the Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares, pro rata based on the number of shares held by each such Holder, treating for this purpose all such securities as if they had been converted to Ordinary Shares pursuant to the terms of this Certificate of Designation immediately prior to such liquidation, dissolution or winding up of the Company (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c) hereof).

SECTION 6. CONVERSION.

(a) Conversions at Option of Holder. Each Series B Preferred Share shall be convertible at the option of the Holder thereof, into a number of Ordinary Shares equal to the Conversion Ratio in effect at the time of such conversion. Holders shall effect conversions by providing the Company with the form of conversion notice (via overnight courier, facsimile or email) attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. For purposes of clarification, unless required pursuant to industry standard share transfer procedures, the Company or its transfer agent shall not require a Holder to obtain a notary attestation or any similar deliverable in order to effectuate the conversion of all or a portion of such Holder’s Series B Preferred Shares. The Conversion Date shall be defined as the Trading Day on which the original share certificates representing the Series B Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b) Conversion Ratio. The fully paid Series B Preferred Shares are convertible into fully paid Ordinary Shares at the rate of one (1) Ordinary Share for every one (1) Series B Preferred Share (the “Conversion Ratio”). A holder of Series B Preferred Shares shall not be entitled to receive any fractions of an Ordinary Share

(c) Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Certificate of Designation, the Company shall not effect any redesignation of the Series B Preferred Shares, and the Purchaser shall not have the right to redesignate any portion of its Series B Preferred Shares, to the extent that, after giving effect to an attempted redesignation set forth on an applicable Notice of Conversion with respect to the Series B Preferred Shares, such Purchaser (together with such Purchaser’s Affiliates, and any other Person whose beneficial ownership of Ordinary Shares would be aggregated with the Purchaser’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Purchaser is a member) would beneficially own a number of Ordinary Shares in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Purchaser and its Affiliates shall include the number of Ordinary Shares created by the consolidation and redesignation of the Series B Preferred Shares subject to the Notice of Conversion with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which are creatable or issuable upon (i) redesignation of the remaining, unconverted Series B Preferred Shares beneficially owned by such Holder or any of its Affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Purchaser or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6, in determining the number of outstanding Ordinary Shares, a Purchaser may rely on the number of outstanding Ordinary Shares as reflected in (i) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent notice by the Company setting forth the number of Ordinary Shares then outstanding. For any reason at any time, upon the written or oral request of a Purchaser (which may be by email), the Company shall, within two (2) Business Days of such request, confirm orally and in writing to such Purchaser (which may be by email) the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including Series B Preferred Shares, by such Purchaser or its Affiliates since the date as of which such number of outstanding Ordinary Shares was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of the Ordinary Shares outstanding immediately after giving effect to the creation or issuance of Ordinary Shares pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6). The Company shall be entitled to rely on representations made to it by the Purchaser in any Notice of Conversion regarding its Beneficial Ownership Limitation. By written notice to the Company, a Purchaser may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.9% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this Section 6 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the Ordinary Shares underlying the ADSs in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Purchaser for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

(d) Mechanics of Conversion.

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than two (2) Trading Days after the applicable Conversion Date or if the Holder requests the issuance of physical certificate(s) in accordance with the Companies Act 2014, as amended, two (2) Trading Days after receipt by the Company of the original certificate(s) representing such Series B Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of Series B Preferred Shares (which certificate or certificates shall not have any legends on it). If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Company at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Company shall promptly return to such Holder any original Series B Preferred Shares certificate delivered to the Company and such Holder shall promptly return to the Company any Ordinary Shares certificates representing the Series B Preferred Shares unsuccessfully tendered for conversion to the Company. Notwithstanding anything herein to the contrary, the Company’s obligation to deliver shares of the Company to a Holder within two (2) Business Days shall be automatically amended if, and to the extent that, the obligation to deliver shares within two (2) Business Days pursuant to Rule 15c6-1(a) (or any successor rule) promulgated under the Securities Exchange Act of 1933, as amended, is amended or modified.

(ii) Obligation Absolute. Subject to any limitations on the beneficial ownership of Series B Preferred Shares to which a Holder may be subject and subject to such Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, the Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares.

(iii) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued ordinary share capital for the sole purpose of issuance upon conversion of the Series B Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Shares, not less than such aggregate number of the Ordinary Shares as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding Series B Preferred Shares. The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv) Fractional Shares. No fractional shares or scrip representing fractional Ordinary Shares shall be issued upon the conversion of the Series B Preferred Shares. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(v) Transfer Taxes. The issuance of certificates for the Ordinary Shares upon conversion of the Series B Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such Series B Preferred Shares and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Status as Shareholder. Upon each Conversion Date: (i) the Series B Preferred Shares being converted shall be deemed converted into Ordinary Shares and (ii) the Holder’s rights as a holder of such converted Series B Preferred Shares shall cease and terminate, excepting only the right to receive certificates for or electronic delivery of such Ordinary Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series B Preferred Shares.

SECTION 7. CERTAIN ADJUSTMENTS.

(a) Share Dividends and Stock Splits. If the Company, at any time while the Series B Preferred Shares is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of Series B Preferred Shares) with respect to the then outstanding Ordinary Shares; (ii) subdivides outstanding Ordinary Shares into a larger number of shares; or (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event (excluding any treasury shares of the Company). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Rights Upon Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), a Holder shall be entitled to receive the dividend or distribution of assets that would have been payable to such Holder pursuant to the Distribution had such Holder converted his or her Series B Preferred Shares (or, if he or she had partially converted such shares prior to the Distribution, any unconverted portion thereof) immediately prior to such record date without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c) hereof.

(c) Fundamental Transaction. If, at any time while the Series B Preferred Shares are outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person (other than a merger in which the Company is the surviving or continuing entity and its Ordinary Shares is not exchanged for or converted into other securities, cash or property), (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all of the Ordinary Shares are exchanged for or converted into other securities, cash or property, or (iv) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series B Preferred Shares, the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Ordinary Shares (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Ordinary Shares in such Fundamental Transaction, and the Company shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new Preferred Shares consistent with the foregoing provisions and evidencing the Holders’ right to convert such Preferred Shares into Alternate Consideration.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest U.S. cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.

(e) Notice to the Holders of Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

SECTION 8. MISCELLANEOUS.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at 16640 Chesterfield Grove Road, Suite 200, Chesterfield, MO 63005, or such other address or email address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or email addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in or pursuant to this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or mail at the facsimile number or email address specified in or pursuant to this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series B Preferred Shares Certificate. If a Holder’s Series B Preferred Shares certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Series B Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Company and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

(c) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business or Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day or a Trading Day, such payment shall be made on the next succeeding Business Day or Trading Day, as the case may be.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series B Preferred Shares. If any Series B Preferred Shares shall be converted such shares shall no longer be designated as Series B Preferred Shares. If any Series B Preferred Shares shall be reacquired by the Company, such shares may, at the Board’s discretion, be cancelled, in which case such shares shall resume the status of authorized but unissued Series B Preferred Shares.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by its duly authorized officer this      day of             , 2023.

AVADEL PHARMACEUTICALS PLC

By:
Name:
Title:

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO

CONVERT SERIES B PREFERRED SHARES)

The undersigned Holder hereby irrevocably elects to convert the number of Series B Convertible Preferred Shares indicated below, represented by share certificate No(s).                      (the “Preferred Shares Certificates”), into Ordinary Shares, nominal value US$0.01 per share (the “Ordinary Shares”), of Avadel Pharmaceuticals plc, an Irish public limited company (the “Company”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain certificate of designation (the “Certificate of Designation”) of Series B Non-Voting Convertible Preferred Shares (the “Series B Preferred Shares”) filed by the Company on             , 2023.

As of the date hereof, the number of Ordinary Shares beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Ordinary Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of Ordinary Shares issuable upon conversion of the Series B Preferred Shares subject to this Notice of Conversion, but excluding the number of Ordinary Shares which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Shares beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is                     . For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. Unless otherwise defined, capitalized terms shall have the same meaning as ascribed to them in the Certificate of Designation.

Conversion calculations:

Date to Effect Conversion:
Number of Series B Preferred Shares owned prior to Conversion:
Number of Series B Preferred Shares to be Converted:
Number of Ordinary Shares to be Issued:
Address for delivery of physical certificates:

[HOLDER]

By:
Name:
Title
Date:

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